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                    January 11, 2023

       Thomas J. Fennimore
       Chief Financial Officer
       Luminar Technologies, Inc.
       2603 Discovery Drive, Suite 100
       Orlando, Florida 32826

                                                        Re: Luminar
Technologies, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38791
                                                            Form 8-K
                                                            Furnished February
28, 2022
                                                            File No. 001-38791

       Dear Thomas J. Fennimore:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing